Exhibit 99.1

For Immediate Release

ACCESS PLANS REPORTS RECORD FY2011 OPERATING RESULTS

Net Income Increases 105% to $6.2 Million, or $0.30 Per Diluted Share, versus $3.0 million, or $0.15 per share, in FY2010

NORMAN, Oklahoma—December 20, 2011 – Access Plans, Inc. (OTCBB: APNC), a leading membership benefits marketing company, today announced its operating results for the quarter and fiscal year ended September 30, 2011. The Company has scheduled an investor conference call for 11:00 a.m. Eastern Time today to discuss its FY2011 operating (see details below).

For the twelve months ended September 30, 2011, revenues decreased approximately 4% to $53.0 million, compared with $55.3 million in the previous fiscal year. A revenue decrease of $3.9 million in the Insurance Marketing division was primarily due to significant commission reductions as a result of the Healthcare Reform Act. A revenue decrease of $0.6 million within the Retail Plans division was offset by a $2.9 million increase within the Wholesale Plans division. Operating income increased approximately 118% to $10.5 million in FY2011, versus $4.8 million in FY2010. Net income more than doubled to $6.2 million, or $0.30 per diluted share, in FY2011, compared with $3.0 million, or $0.15 per diluted share, in FY2010. The number of weighted average diluted shares outstanding approximated 20.7 million during the most recent fiscal year, compared with 20.1 million shares in the previous fiscal year.

Revenues for the three months ended September 30, 2011 decreased approximately 17% to $11.9 million, compared with $14.2 million in the fourth quarter of FY2010. Operating income increased approximately 238% to $2.0 million, versus $0.6 million in the prior-year period, reflecting reduced cost of sales and operating expenses associated with the inbound call center program. Net income increased approximately 186% to $1.3 million, or $0.06 per diluted share, in the fourth quarter of FY2011, compared with $0.5 million, or $0.02 per share in the corresponding period of the previous fiscal year.

“We are very pleased to report that Fiscal 2011 was a record year for our Company,” noted Danny Wright, Chief Executive Officer of Access Plans, Inc. “Strong margins within our Wholesale and Retail Plans divisions and focused expense management throughout the Company more than offset the anticipated revenue reduction within the Insurance Marketing division created by the implementation of portions of the Healthcare Reform Act.”

Wholesale Plans

Wholesale Plans division revenue increased approximately 13% to $25.2 million in the fiscal year ended September 30, 2011, versus $22.4 million in the previous fiscal year, while operating income increased approximately 81% to $7.3 million, compared with $4.0 million in FY2010.

In the fourth quarter of FY2011, revenue in the Wholesale Plans division increased 11% to $6.4 million, versus $5.8 million in the prior-year period. The increase in fourth quarter revenue was attributable to improved sell-through at existing customer locations, along with the addition of new accounts. Gross margin increased to $2.3 million, compared with $1.9 million a year earlier. Operating income at the division increased to $1.7 million in the most recent quarter, versus $1.5 million in the fourth quarter of FY2010.

Retail Plans

For the fiscal year, Retail Plans revenue decreased approximately 3% to $16.9 million, versus $17.5 million in the previous fiscal year. Operating income increased 163%, from $2.3 million in FY2010 to $5.9 million in FY2011, due to reduced sales and marketing expenses and increased sales within higher-margin programs.

Revenue in the Retail Plans division decreased approximately 19% in the fourth quarter of FY2011 to $3.7 million, prior to inter-company eliminations, versus $4.6 million in the prior-year period. The decrease was attributable primarily to the discontinuation of a significant inbound call center program that was accompanied by higher-than-acceptable sales and marketing expenses. The division’s fourth quarter revenue decrease was also impacted by anticipated declines in the Company’s legacy business. Gross margins increased from $1.0 million in 2010 to $2.2 million in 2011, due in large part to the aforementioned discontinuation of the inbound call center program. The division recorded operating income of $1.2 million in the final quarter of FY2011, versus an operating loss of $0.2 million in the fourth quarter of FY2010.

Insurance Marketing

For the fiscal year ended September 30, 2011, Insurance Marketing revenue decreased to $16.7 million, versus $20.6 million in 2010. The decrease was due to a 40%-50% reduction in commissions on most new major medical policies written after December 31, 2010. An operating loss of $0.002 million was posted by the Insurance Marketing division in FY2011, compared with operating income of $0.2 million in FY2010, reflecting excellent expense management in a declining revenue environment.

Insurance Marketing division revenue decreased to $3.2 million in the final quarter of FY2011, versus $5.2 million in the fourth quarter of FY2010. The decline was due to the reduction in commission revenue discussed above. The division recorded an operating loss of $0.1 million in the three months ended September 30, 2011, compared with an operating loss of $0.1 million in last year’s fourth quarter.

Other Matters

The Company generated cash from operating activities of approximately $7.9 million in the most recent fiscal year. Cash, cash equivalents and restricted cash increased to $13.7 million at September 30, 2011, versus $6.2 million at September 30, 2010. The increase in cash balances resulted from net cash provided by operating activities, partially offset by $0.4 million of debt reduction. Stockholders’ equity increased from $14.2 million on September 30, 2010 to $20.7 million on September 30, 2011, and the Company had no long-term debt outstanding at the end of FY2011.

Conference Call Information

The Company will host an investor conference call at 11:00 a.m. Eastern Time (EST) today to discuss its FY2011 operating results.

Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Access Plans, Inc. Conference Call” a few minutes before 11:00 a.m. EST today, December 20, 2011.

A replay of the conference call will be available one hour after the call through Tuesday, December 27, 2010 at 9:00 am EST by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID Number 10007710.

About Access Plans, Inc.

Access Plans, Inc. (OTCBB: APNC) is a leading membership benefits marketing company with two distribution channels. The Wholesale/Retail Plans distribution channel specializes in turnkey, private-label membership benefit plans that provide discount products and services, protection benefits and retail services to more than 1 million customers in the United States and Canada. America’s Health Care Plans (AHCP), the Company’s Insurance Marketing distribution channel, is one of the nation’s largest independent agent networks and provides major medical, life and supplemental insurance products to individuals. For more information, please visit: www.accessplans.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and the Company assumes no responsibility for updating such forward-looking statements after the date of this release.

Access Plans, Inc.

Consolidated Statements of Operations

(Unaudited and dollars in thousands, except earnings per share)

	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended September 30,
	2011	2010	Change
Net revenues	$11,858	$14,215	$(2,357)	-17%
Direct costs	6,285	10,654	(4,369)	-41%

Gross profit	5,573	3,561	2,012	57%
Operating expenses	3,571	2,969	602	20%

Operating income	2,002	592	1,410	238%
Net other income (expense)	2	(41)	43	-105%
Provision for income taxes, net	665	83	582	701%

Net income	$1,339	$468	$871	186%

Per Share Data:
Basic	$0.07	$0.02	0.05	250%

Diluted	$0.06	$0.02	0.04	200%

Average Shares Outstanding:
Basic	19,927	19,777	150	1%

Diluted	21,083	19,929	1,154	6%

	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended September 30,
	2011	2010	Change
Segment net revenues
Wholesale Plans	$6,447	$5,834	$613	11%
Retail Plans	3,684	4,565	(881)	-19%
Insurance Marketing	3,188	5,199	(2,011)	-39%
Eliminations	(1,461)	(1,383)	(78)	6%

	$11,858	$14,215	$(2,357)	-17%

	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended September 30,
	2011	2010	Change
Segment operating income
Wholesale Plans	$1,693	$1,450	$243	17%
Retail Plans	1,155	(230)	1,385	602%
Insurance Marketing	(124)	(114)	(10)	9%
Corporate	(722)	(514)	(208)	40%

	$2,002	$592	$1,410	238%

	September 30,	September 30,	September 30,	September 30,
	For the Year Ended September 30,
	2011	2010	Change
Net revenues	$52,993	$55,349	$(2,356)	-4%
Direct costs	30,510	39,044	(8,534)	-22%

Gross profit	22,483	16,305	6,178	38%
Operating expenses	11,939	11,474	465	4%

Operating income	10,544	4,831	5,713	118%
Net other income (expense)	14	(21)	35	-167%
Provision for income taxes, net	4,311	1,763	2,548	145%

Net income	$6,247	$3,047	$3,200	105%

Per Share Data:
Basic	$0.31	$0.15	0.16	107%

Diluted	$0.30	$0.15	0.15	100%

Average Shares Outstanding:
Basic	19,906	19,910	(4)	0%

Diluted	20,743	20,111	632	3%

	September 30,	September 30,	September 30,	September 30,
	For the Year Ended September 30,
	2011	2010	Change
Segment net revenues
Wholesale Plans	$25,242	$22,372	$2,870	13%
Retail Plans	16,866	17,458	(592)	-3%
Insurance Marketing	16,697	20,641	(3,944)	-19%
Eliminations	(5,812)	(5,122)	(690)	13%

	$52,993	$55,349	$(2,356)	-4%

	September 30,	September 30,	September 30,	September 30,
	For the Year Ended September 30,
	2011	2010	Change
Segment operating income
Wholesale Plans	$7,289	$4,034	$3,255	81%
Retail Plans	5,938	2,259	3,679	163%
Insurance Marketing	(2)	161	(163)	-101%
Corporate	(2,681)	(1,623)	(1,058)	65%

	$10,544	$4,831	$5,713	118%

Access Plans, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and dollars in thousands)

	September 30,	September 30,
		September 30,
		2010
	September 30,	(Derived From
	2011	Audited
	(Unaudited)	Statements)
Total current assets	$20,537	$16,297
Total assets	$27,376	$24,852
Total current and long term liabilities	$6,705	$10,638
Total stockholders’ equity	$20,671	$14,214
Total liabilities and stockholders’ equity	$27,376	$24,852

Contact:

Access Plans, Inc.

Robert Hoeffner

405-579-8525

bhoeffner@accessplans.com

or

RJ Falkner & Company, Inc.

Investor Relations Counsel

800-377-9893

info@rjfalkner.com